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EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 33-31330) of our report dated June 25, 2010, relating to the statements of net assets available for benefits of the LaBarge, Inc. Employee Savings Plan as of December 31, 2009, and 2008, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 11-K of the LaBarge, Inc. Employee Savings Plan.

/s/BROWN SMITH WALLACE LLC

St. Louis, Missouri June 25, 2010